Exhibit 5.1

GUTIÉRREZ BERGMAN BOULRIS, PLLC

901 PONCE DE LEON BLVD., SUITE 303

CORAL GABLES, FL 33134

June 20, 2018

Alpha Investment Inc.

200 East Campus View Blvd.

Suite 200

Columbus, OH 43235

Ladies and Gentlemen:

You have requested our opinion with respect to the 34,384,200 shares of the common stock, par value $0.0001 per share (the “Shares”) of Alpha Investment Inc., a Delaware corporation (the “Company”) included in a Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 8, 2018 (File No. 333-221183) and as subsequently amended (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  As set forth in the Registration Statement and the accompanying prospectus, the Shares consist of (a) 33,333,333 Shares to be offered directly by the Company at a fixed offering price of $15.00 per Share (the “Direct Offering Shares”) and 1,050,867 Shares which may be offered and sold by certain selling stockholders named in this Registration Statement (the “Resale Shares”) as set forth therein.

As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter.  In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies.  As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that (a) the Resale Shares are duly authorized, validly issued, fully paid and non-assessable; and (b) the Direct Offering Shares, when sold, issued and paid for pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida.  We express no opinion herein concerning the applicability or effect of any laws of any jurisdiction other than the laws of the State of Florida, the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our Firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GUTIÉRREZ BERGMAN BOULRIS, PLLC